Registration No. 333-100704

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-8/A
Post-Effective Amendment No. 1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Most Home Corp.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	98-0173359 (I.R.S. Employer Identification No.)
11491 Kingston Street, Suite 100 Maple Ridge, British Columbia, Canada V2X 0Y6 (Address of Registrant's principal executive offices, including Zip Code)
2000 Incentive Stock Option Plan, as amended Non-Qualified Stock Option Plan, as amended 2000 Stock Bonus Plan (Full title of the plan)
Kenneth Galpin 11491 Kingston Street, Suite 100, Maple Ridge British Columbia, Canada V2X 0Y6 (604) 460-7631 (Name, address and telephone number, of agent for service)
Copies of all communications to: David Smalley Fraser and Company 999 West Hastings Street, Suite 1200 Vancouver, British Columbia V6C 2W2 (604) 669-5244

Calculation Of Registration Fee

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (4)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock Issuable Pursuant to Incentive Stock Option Plan (2)	2,000,000	$0.23	$460,000	$43.32

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (4)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock Issuable Pursuant to Non-Qualified Stock Option Plan (3)	2,000,000	$0.23	$460,000	$43.32

(1)  This Registration Statement also covers such additional number of shares, presently undeterminable, as may become issuable under the Plans in the event of stock dividends, stock splits, recapitalizations or other changes in the common stock.

(2)  Previously 2,000,000 shares pursuant to the Incentive Stock Option Plan were registered on Registration Statement No. 333-10074, Form S-8, filed on October 24, 2002, and for which a registration fee was paid. A total of 1,650,000 of these shares are being reoffered in accordance with the provisions of Form S-8.

(3)  Previously 2,000,000 shares pursuant to the Non-Qualified Stock Option Plan were registered on Registration Statement No. 333-10074, Form S-8, filed on October 24, 2002, and for which a registration fee was paid. A total of 2,000,000 of these shares are being reoffered in accordance with the provisions of Form S-8.

(4)  Varied, but not less than the fair market value on the date that the options were or are granted. Pursuant to Rule 457(g), the proposed maximum offering price per share and proposed maximum aggregate offering price are based upon the average bid and asked prices of the Registrant's Common Stock on October 23, 2002.

This Registration Statement shall become effective upon filing in accordance with Rule 462 under the Securities Act.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information

We will send or make available the documents containing the information specified in Part I of Form S-8 to individuals who participate in our Plans. Copies of the 2000 Incentive Stock Option Plan, as amended, Non-Qualified Stock Option Plan, amended, 2000 Stock Bonus Plan, as amended, and 2004 Stock Bonus Plan, as amended, are attached respectively as exhibits 10.1, 10.2, 10.3 and 10.4 to the Company's Registration Statement on Form S-8 file no. 333-120806.

Item 2. Registrant Information and Employee Plan Annual Information

We will provide, without charge, to each person to whom a copy of the Section 10(a) prospectus is delivered, upon oral or written request, a copy of any or all documents incorporated by reference in Item 3 of Part II of this registration statement (which documents are incorporated by reference in the Section 10(a) prospectus). Requests should be directed to Ken Galpin, President, Most Home Corp., 11491 Kingston Street, Suite 100, Maple Ridge, British Columbia, Canada V2X 0Y6. Our telephone number is (604) 460-7631.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents are hereby incorporated by reference into this registration statement:

(a) The Company's Annual Report on Form 10-KSB for the fiscal year ended July 31, 2004, as amended.

(b) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since the end of the fiscal year covered by the Annual Report on Form 10-KSB referred to in paragraph (a) above.

(c) The description of the Company common stock, which is contained in a registration statement filed on Form SB-2, Commission file number 333-68098.

In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents. Any statement in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 78.7502 of the Nevada Revised Statutes authorizes Nevada corporations to indemnify their officers and directors under certain circumstances against expenses and liabilities incurred in legal proceedings involving such persons because of their being or having been an officer or director. Section 78.7502 provides as follows:

Discretionary and mandatory indemnification of officers, directors, employees and agents: General provisions.

1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

The foregoing indemnification provisions are broad enough to encompass certain liabilities of directors and officers of Company under the Securities and Exchange Act of 1933.

The Company's bylaws authorized the indemnification of officers and directors of the Company to the full extent available under the Nevada Revised Statutes.

INSOFAR AS INDEMNIFICATION FOR LIABILITIES OCCURRING PURSUANT TO THE PROVISIONS OF THE SECURITIES ACT OF 1933 MAY BE PERMITTED AS TO DIRECTORS, OFFICERS, OR PERSONS CONTROLLING THE COMPANY PURSUANT TO THE FOREGOING PROVISIONS, THE COMPANY HAS BEEN INFORMED THAT IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION, SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THAT ACT AND, THEREFORE, IS UNENFORCEABLE.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The Exhibits to this registration statement are listed in the Index to Exhibits which immediately follows the signature pages hereto.

Item 9. Undertakings.

The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

(2)  That, for the purpose of determining any liability pursuant to the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities offered at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The Company hereby undertakes that, for purposes of determining any liability pursuant to the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising pursuant to the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel that matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by the Company is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Power of Attorney

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned constitutes and appoints Kenneth Galpin, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitutes or substitute may lawfully do or cause to be done by virtue hereof.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Maple Ridge, Province of British Columbia, on December 13, 2004.
MOST HOME CORP.
By: /s/ Kenneth Galpin Kenneth Galpin, President
By: /s/ Scott Munro Scott Munro, Treasurer and Principal Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.
Signatures	Title	Date
/s/ Kenneth Galpin Kenneth Galpin	President and Director	December 13, 2004
/s/ Scott Munro Scott Munro	Treasurer and Principal Financial Officer	December 13, 2004
/s/ David Woodcock David Woodcock	Chairman of the Board	December 13, 2004
/s/ Glenn Davies Glenn Davies	Director	December 13, 2004
/s/ Ken Landis Ken Landis	Director	December 14, 2004
/s/ Joy Tan Joy Tan	Director	December 13, 2004

Index to Exhibits
Exhibit No.	Description of Exhibit
5.1	Opinion of Counsel regarding legality (1)
10.1	2000 Incentive Stock Option Plan, as amended (2)
10.2	Non-Qualified Stock Option Plan, as amended (2)
10.3	2000 Stock Bonus Plan (2)
10.4	2004 Stock Bonus Plan, as amended (2)
23.1	Consent of Counsel (included in Exhibit 5.1) (1)
23.2	Consent of Independent Public Accountant
24	Power of Attorney (contained within signature page)
99.1	Prospectus

(1) Filed with initial Registration Statement.

(2) Incorporated by reference to the same exhibit filed with the Company's Registration Statement on Form S-8 file no. 333-120806.